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                                                                     EXHIBIT 2.2


                                                                  EXECUTION COPY


                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of March 21, 2001 (this "Agreement"), between Avnet, Inc., a New York corporation ("Parent"), Alpha Acquisition Corp., a Texas corporation and wholly owned subsidiary of Parent ("Acquisition") and Kent Electronics Corporation, a Texas corporation (the "Company").

     WHEREAS, Parent, Acquisition, and Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; terms not defined herein shall have the meanings set forth in the Merger Agreement), which provides, among other things, that Acquisition will merge with and into Company pursuant to the terms of the merger provided for in the Merger Agreement (the "Merger"); and

     WHEREAS, as a condition to the willingness of Parent and Acquisition to enter into the Merger Agreement, Parent and Acquisition have required that Company agree, and in order to induce Parent and Acquisition to enter into the Merger Agreement Company has agreed, to grant Parent an option to purchase 2,863,474 shares of common stock, without par value, of Company ("Company Common Stock"), in accordance with the terms of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                THE STOCK OPTION

     SECTION 1.01 GRANT OF STOCK OPTION. Company hereby grants to Parent an irrevocable option (the "Stock Option") to purchase up to 2,863,474 shares of Company Common Stock (the "Option Shares") at a purchase price of $22.48 per Option Share (the "Purchase Price").

     SECTION 1.02 EXERCISE OF STOCK OPTION. (a) Subject to the conditions set forth in Section 1.03, the Stock Option may be exercised by Parent, in whole or in part, at any time or from time to time after the occurrence of an Exercise Event (as defined below) and prior to the Termination Date (as defined below).

       (b) An "EXERCISE EVENT" shall occur for purposes of this Agreement upon the occurrence of any of the following events or circumstances:

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              (i)    from the date hereof through the date on which the Merger
                     Agreement is terminated for any reason by any party thereto, any Person unaffiliated with Parent or Company publicly announces an intention to acquire more than a majority of the outstanding Company Common Stock;

              (ii)   termination of the Merger Agreement by Company pursuant to
                     Section 6.01(h) thereof or by Parent pursuant to Section 6.01(f) thereof; or

              (iii) within one year following termination of the Merger Agreement by Company pursuant to Section 6.01(c) or Section 6.01(d) thereof, or by Parent pursuant to Section 6.01(i) thereof, any Person (other than Parent or any Affiliate of Parent) shall successfully acquire more than 50% of the Company Stock, or Company shall enter into a written agreement with any Person (other than Parent) that has made or in the future makes an Acquisition Proposal and consummates a transaction or series of transactions with such Person (or any Affiliate of such Person) whereby more than a majority of the Company Stock or a majority of the assets of Company are transferred to such Person (or Affiliate thereof).

       (c) The "TERMINATION DATE" shall occur for purposes of this Agreement upon the first to occur of any of the following:

              (i)    the Effective Time;

              (ii) the termination of the Merger Agreement in accordance with its terms, so long as, in the case of this clause (ii), an Exercise Event has not occurred and could not occur in the future; or

              (iii) the date which is 180 days after the occurrence of an Exercise Event; or

              (iv)   the date on which Parent's Total Recovery equals
                     $40,000,000.


       (d) In the event Parent wishes to exercise the Stock Option, Parent shall send a written notice (an "Exercise Notice") to Company specifying the total number of Option Shares Parent wishes to purchase, the denominations of the certificate or certificates evidencing such Option Shares which Parent wishes to receive, a date for the closing of such purchase (a "Closing Date"), which shall be at least five business days (as defined in the Merger Agreement) after delivery of such notice, and a place for the Closing and, if Parent intends to pay the Purchase Price for such Option Shares with a Note (as defined below) pursuant to clause (b) of the second sentence of Section 1.04, the names of at least three investment banks of recognized national standing, none of which


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have a material relationship with Parent, acceptable to Parent for the purpose of determining the interest rate of such Note pursuant to Section 1.04 if Parent and Company are unable to agree on such interest rate. In the event that the interest rate is not determined on or prior to the date specified for the Closing, the Closing shall occur on the first business day following determination of the interest rate.

       (e) Upon receipt of an Exercise Notice, Company shall be obligated to deliver to Parent a certificate or certificates evidencing the number of Option Shares specified therein, in accordance with the terms of this Agreement, on the later of (i) the date specified in such Exercise Notice and (ii) the first business day on which the conditions specified in Section 1.03 shall be satisfied.

     SECTION 1.03 CONDITIONS TO DELIVERY OF OPTION SHARES. The obligation of Company to deliver Option Shares upon any exercise of the Stock Option is subject to the following conditions:

       (a) Such delivery would not in any material respect violate, or otherwise cause the material violation of, Sections 312.00 through 312.07 of the New York Stock Exchange Listed Company Manual or any material applicable law, including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"); and

       (b) There shall be no preliminary or permanent injunction or other order by any court of competent jurisdiction preventing or prohibiting such exercise of the Stock Option or the delivery of the Option Shares in respect of such exercise.

     SECTION 1.04 CLOSINGS. At each Closing, Company will deliver to Parent a certificate or certificates evidencing the number of Option Shares specified in the applicable Exercise Notice (in the denominations specified therein), and Parent will purchase each such Option Share from Company at the Purchase Price. All payments made by Parent to Company pursuant to this Section 1.04 shall be made, at the option of Parent, either (a) by wire transfer of immediately available funds in the amount of the aggregate Purchase Price for the Option Shares, or (b) by delivery to Company of (x) a certified or bank check or checks payable to or on the order of Company in an amount not less than the aggregate par value of the Option Shares to be purchased at the applicable Closing and (y) a senior subordinated note of Parent, issued under substantially the same form of indenture as the form filed as an exhibit to Parent's Current Report on Form 8-K bearing cover date of October 12, 2000, in a principal amount equal to the aggregate Purchase Price less the amount paid by check or wire transfer pursuant to clause (a) of this Section 1.04, with a maturity of seven years from the date of issuance and covenants substantially the same as those of Parent's currently outstanding publicly held 8.20% Notes due 2003 and bearing an interest rate agreed to by Parent and Company as an interest rate intended to cause the Note to trade, at the time of issuance, at a price equal to its principal amount (a "Note": all such Notes being, collectively, the "Notes"). If Parent and Company are unable to agree on such an interest rate within two business days after delivery of the Exercise Notice, Company shall, not


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later than the close of business on the third business day after delivery of the
Exercise Notice, select one investment bank from the list of investment banks included in such Exercise Notice, which investment bank shall, not later than the opening of business on the fifth business day after delivery of such Exercise Notice, determine the interest rate for the Note which such investment bank believes, in its sole judgment, would cause the Note to trade, at the time of issuance, at a price equal to its principal amount. The determination by such investment bank shall be final, binding and conclusive on Parent and Company.
The fees and expenses of such investment bank shall be borne equally by Parent and Company.

     SECTION 1.05 ADJUSTMENTS UPON SHARE ISSUANCES, CHANGES IN CAPITALIZATION, ETC. (a) In the event of any change in Company Common Stock or in the number of outstanding shares of Company Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other change in the corporate or capital structure of Company (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), the type and number of shares or securities to be issued by Company upon exercise of the Stock Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Parent shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that Parent would have received in respect of Company Common Stock if the Stock Option had been exercised immediately prior to such event, or the record date therefor, as applicable and elected to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property.

       (b) In the event that Company shall enter into an agreement (i) to consolidate with or merge into any person, other than Parent or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Parent or one of its subsidiaries, to merge into Company and Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of Company or any other person or cash or any other property or the outstanding shares of Company Common Stock shall after such merger represent less than 66% of the outstanding shares and share equivalents of the surviving corporation or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Parent or one of its subsidiaries, then, and in each such case, proper provision shall be made in the agreements governing such transaction so that Parent shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that Parent would have received in respect of Company Common Stock if the Stock Option had been exercised immediately prior to such transaction, or the record date therefor, as applicable and elected to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property.

       (c) The provisions of this Agreement, including, without limitation,
Section 1.01, Section 1.02, Section 1.04, Section 3.02 and Section 3.03, shall apply with


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appropriate adjustments to any securities for which the Stock Option becomes exercisable pursuant to this Section 1.05.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

Company hereby represents and warrants to Parent and Acquisition as follows:

     SECTION 2.01 AUTHORITY RELATIVE TO THIS AGREEMENT. Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Company, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Acquisition, constitutes a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms. The grant of the Stock Option hereunder is exempt from Section 16(b) under the Securities Exchange Act of 1934 by virtue of Rule 16b-3(d) thereunder.

     SECTION 2.02 AUTHORITY TO ISSUE SHARES. Company has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the Termination Date shall have reserved, all the Option Shares issuable pursuant to this Agreement, and Company will take all necessary corporate action to authorize and reserve and permit it to issue all additional shares of Company Common Stock or other securities which may be issued pursuant to Section 1.05, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable, shall be delivered free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's voting rights, charges and other encumbrances of any nature whatsoever (other than this Agreement) and shall not be subject to any preemptive rights.

     SECTION 2.03 CONSENTS; NO CONFLICT. The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not, (i) require any consent, approval, authorization or permit of, or filing with or notification to (other than pursuant to the HSR Act or foreign competition, antitrust or investment law, if applicable) any governmental or regulatory authority, domestic or foreign, (ii) conflict with or violate the Articles of Incorporation or by-laws or equivalent organizational documents of Company or any of its Subsidiaries, (iii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its Subsidiaries or by which any property or asset of Company or any of its Subsidiaries is bound or affected, or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or


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give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance of any nature whatsoever on any property or asset of Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any property or asset of Company or any of its Subsidiaries is bound or affected, except, in the case of clauses (i), (iii) and (iv), for any such conflicts, violations, breaches, defaults or other occurrences which would not in any material respect prevent or delay the exercise by Parent of the Stock Option or any other right of Parent under this Agreement.

                                   ARTICLE III
                              COVENANTS OF COMPANY

     SECTION 3.01 LISTING; OTHER ACTION. (a) Company shall, at its expense, use reasonable best efforts to cause the Option Shares to be approved for listing on the New York Stock Exchange, upon official notice of issuance, as promptly as practicable following the date of this Agreement, and will provide prompt notice to the New York Stock Exchange of the issuance of each Option Share, unless the delivery of the Option Shares can be satisfied with shares of Company Common Stock held in treasury by Company.

       (b) Company shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereunder, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities. Without limiting the generality of the foregoing, Company shall when required in order to effect the transactions contemplated hereunder make all filings and submissions under the HSR as promptly as practicable.

       (c) Company shall not take any action in order to intentionally cause the exercise of the Stock Option to violate Section 312.00 through 312.07 of the New York Stock Exchange Listed Company Manual.

     SECTION 3.02 REGISTRATION. (a) Upon the request of Parent at any time and from time to time within two years of the last Closing, Company agrees (i) to effect, as promptly as practicable, but in each instance no more than 60 days after its receipt of such a request, up to two registrations under the Securities Act covering any part or all (as may be requested by Parent) of the Option Shares or other securities that have been acquired by or are issuable to Parent upon exercise of the Stock Option (provided that the anticipated aggregate sales price of such securities is at least $5,000,000), and to use its best efforts to qualify such Option Shares or other securities under any applicable state securities laws and (ii) to include, at Parent's request, any part or all of the Option Shares or such other securities in any registration statement filed by Company under the Securities Act in which such inclusion is permitted under applicable rules and


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regulations, and to use its best efforts to keep each such registration described in clauses (i) and (ii) effective for a period of not less than twelve months. If the managing underwriter of a proposed underwritten offering of securities by Company described in clause (ii) shall advise Company in writing that, in the reasonable opinion of the managing underwriter, the distribution of the Option Shares requested by Parent to be included in a registration statement concurrently with securities being registered for sale by Company would adversely affect the distribution of such securities by Company, then Company shall either (i) include such Option Shares in the registration statement, but Parent shall agree to delay the offering and sale for such period of time as the managing underwriter may reasonably request (provided that Parent may at any time withdraw its request to include Option Shares in such offering) or (ii) include such portion of the Option Shares in the registration statement as the managing underwriter advises may be so included for sale simultaneously with sales by Company, provided, that at Company's discretion, Company may reduce the number of Option Shares to be included in such offering only to the extent that such Option Shares will not constitute more than 25% of the Shares of Company Common Stock to be included in such offering. The registrations effected under this Section 3.02 shall be effected at Company's expense except for any underwriting discounts and commissions allocable to the Option Shares and the fees and disbursements of Parent's counsel. Company shall indemnify and hold harmless Parent, its affiliates and controlling persons and their respective officers, directors, agents and representatives from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, all out-of-pocket expenses, investigation expenses, expenses incurred with respect to any judgment and fees and disbursements of counsel and accountants) arising out of or based upon any statements contained in, or omissions or alleged omissions from, each registration statement (and related prospectus) filed pursuant to this Section 3.02 provided, however, that Company shall not be liable in any such case to Parent or any affiliate or controlling person of Parent or any of their respective officers, directors, agents or representatives to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or omission or alleged omission made in such registration statement or prospectus in reliance upon, and in conformity with, written information furnished to Company specifically for use in the preparation thereof by Parent, such affiliate, controlling person, officer, director, agent or representative, as the case may be.

       (b) For a period not exceeding an aggregate of 60 trading days in any 12 month period, Company may suspend the ability of Parent to make dispositions under a registration statement or prospectus by providing Parent with written notification (a "Blocking Notice") if Company's Board of Directors determines in its good faith judgment that Company's obligation to ensure that such registration statement and prospectus contain current and complete information would require Company to make a public disclosure regarding a material non-public transaction, provided, that Company shall not be entitled to deliver a Blocking Notice within 10 trading days of the expiration of any Blocking Notice previously delivered. Each Blocking Notice shall contain a general statement of the reasons for such postponement and an approximation of the anticipated delay. Parent agrees that, upon receipt of a Blocking Notice from Company,


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Parent shall not dispose of, sell or offer for sale the Option Shares pursuant to the registration statement until Parent receives (i) copies of the supplemented or amended prospectus, or until counsel for Company shall have determined that such disclosure is not required due to subsequent events, (ii) notice in writing from Company that the use of the prospectus may be resumed and
(iii) copies of any additional or supplemental filings that are incorporated by reference in the prospectus.

       (c) Whenever Parent shall have requested that any Option Shares be registered pursuant to this Section 3.02, the Company will use its commercially reasonable efforts to effect the registration and the sale of such Option Shares in accordance with this Section 3.02 and, to that end, will as expeditiously as reasonably practicable (i) prepare and file with the Securities and Exchange Commission a registration statement with respect to the Option Shares (and required amendments and supplements to such registration statement), (ii) enter into customary agreements in connection therewith (including underwriting agreements in customary form), (iii) obtain a cold comfort letter from the Company's independent public accountants in customary form and covering customary matters, (iv) provide a customary legal opinion of the Company's outside counsel, and (v) take all such other actions reasonably necessary to perform its obligations under this Section 3.02.

     SECTION 3.03 REPURCHASE OF OPTION. (a) For a period of 30 days after the earlier of the consummation of, or the execution of an agreement providing for, a Superior Proposal involving Company (a "Put Event"), but in no event later than 180 days following an Exercise Event, Parent shall have the right, upon five business days' prior written notice to Company (or any successor in interest to Company by merger, sale of all or substantially all of the assets, or otherwise) (the "Put Notice"), to cause Company (or any such successor in interest) to have a closing and to pay at such closing (and Company and such successor, jointly and severally, shall be obligated to pay) to Parent in consideration for the cancellation of the Stock Option, an aggregate cancellation price (the "Cancellation Price") equal to the product of (x) the number of Option Shares as to which the Stock Option remains exercisable multiplied by (y) the excess of (i) the average per share closing price of a share of Company Common Stock as quoted on the New York Stock Exchange (or if not then quoted thereon, on such other exchange or quotation system on which Company Common Stock is quoted) for the period of five trading days ending on the trading day immediately prior to the occurrence of the Put Event over (ii) the Purchase Price.

       (b) At any closing contemplated by the Put Notice, Company shall pay to Parent the Cancellation Price for the number of Option Shares as to which the Stock Option is to be canceled either by (i) delivering to Parent a certified or bank check payable to or on the order of Parent in an amount equal to the Cancellation Price (ii) wire transfer of immediately available funds, or (iii)
(A) canceling an aggregate amount, up to the amount of the Purchase Price (including, without limitation, accrued and unpaid interest), then owing to Company under the Note or Notes delivered by Parent to Company in connection with the exercise by Parent of the Stock Option and (B) delivering to Parent a certified or bank check payable to or on the order of Parent in an


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amount equal to the excess, if any, of the Cancellation Price over the amount of indebtedness canceled under clause (A) (including, without limitation, accrued and unpaid interest) evidenced by such Note or Notes.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent hereby represents and warrants to Company as follows:

     SECTION 4.01 AUTHORITY RELATIVE TO THIS AGREEMENT. Parent has all necessary power and authority to execute, and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by Company, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

     SECTION 4.02 CONSENTS; NO CONFLICT. The execution and delivery of this Agreement by Parent does not, the performance of this Agreement by Parent will not, and the issuance of the Note by Parent will not at the time of issuance,
(i) require any consent, approval, authorization or permit of, or filing with or notification to (other than pursuant to the HSR Act or foreign competition, antitrust or investment law, if applicable) any governmental or regulatory authority, domestic or foreign, (ii) conflict with or violate the certificate of incorporation or by-laws of Parent, (iii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or by which any property or asset of Parent is bound or affected, or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance of any nature whatsoever on any property or asset of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or any property or asset of Parent is bound or affected, except, in the case of clauses (i), (iii) and (iv), for any such conflicts, violations, breaches, defaults or other occurrences which would not in any material respect prevent or delay the exercise by Company of any right of Company under this Agreement and would not have a Parent Material Adverse Effect.

                                    ARTICLE V
                               COVENANTS OF PARENT

     Parent hereby covenants and agrees as follows:

     SECTION 5.01 DISTRIBUTION. Parent shall acquire the Option Shares for investment purposes only and not with a view to any distribution thereof in violation of


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the Securities Act, and shall not sell any Option Shares purchased pursuant to this Agreement except in compliance with the Securities Act.

     SECTION 5.02 NOTES AND REGISTRATION. (a) Any Note delivered pursuant to
Section 1.04 shall be duly and validly authorized, executed and delivered by Parent shall constitute a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

       (b) Upon the request of Company at any time and from time to time within three years of the first Closing, Parent agrees (i) to effect, as promptly as practicable, up to two registrations under the Securities Act covering any part or all (as may be requested by Company) of the Notes, and to use its best efforts to qualify such Notes under any applicable state securities laws and
(ii) to cause to be included any part or all of the Notes in any registration statement for debt securities filed by Parent under the Securities Act in which such inclusion is permitted under applicable rules and regulations, and to use its best efforts to cause to keep each such registration described in clauses
(i) and (ii) effective for a period of not less than six months. Parent shall give Company at least 15 days' advance written notice of Parent's anticipated filing of a registration statement described in clause (ii) of the preceding sentence. If the managing underwriter of a proposed offering of securities by Parent shall advise Parent in writing that, in the reasonable opinion of the managing underwriter, the distribution of the Notes requested by Company to be included in a registration statement concurrently with securities being registered for sale by Parent would adversely affect the distribution of such securities by Parent, then Parent shall either (i) include such Notes in the registration statement, but Company shall agree to delay the offering and sale for such period of time as the managing underwriter may reasonably request (provided that Company may at any time withdraw its request to include Notes in such offering) or (ii) include such portion of the Notes in the registration statement as the managing underwriter advises may be so included for sale simultaneously with sales by Parent. The registrations effected under this paragraph (c) shall be effected at Parent's expense except for underwriting commissions allocable to the Notes and the fees and disbursements of Company's counsel. Parent shall indemnify and hold harmless Company, its affiliates and controlling persons and their respective officers, directors, agents and representatives from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, all out-of-pocket expenses, investigation expenses, expenses incurred with respect to any judgment and fees and disbursements of counsel and accountants) arising out of or based upon any statements contained in, or omissions or alleged omissions from, each registration statement (and related prospectus) filed pursuant to this paragraph
(c); provided, however, that Parent shall not be liable in any such case to Company or any affiliate or controlling person of Company or any of their respective officers, directors, agents or representatives to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or omission or alleged omission made in such registration statement or prospectus in reliance upon, and in conformity with, written information furnished to Parent with respect to it specifically for use in the preparation thereof by Company, such affiliate, controlling person, officer, director, agent or representative, as the case may be.


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       (c) Whenever Company shall have requested that any Notes be registered pursuant to this Section 5.02 Parent will use its commercially reasonable efforts to effect the registration and the sale of such Notes in accordance with this Section 5.02 and, to that end, will as expeditiously as reasonably practicable (i) prepare and file with the Securities and Exchange Commission a registration statement with respect to the Notes (and required amendments and supplements to such registration statement), (ii) enter into customary agreements in connection therewith (including underwriting agreements in customary form), (iii) obtain a cold comfort letter from Parent's independent public accountants in customary form and covering customary matters, (iv) provide a customary legal opinion of the Parent's outside counsel, and (v) take all such other actions reasonably necessary to perform its obligations under this Section 5.02.

                                   ARTICLE VI
                                 PARENT RECOVERY

     SECTION 6.01 Limitation of Parent Recovery. (a) Notwithstanding any other provision herein or in the Merger Agreement, in no event shall Parent's Total Recovery (as defined below) exceed $40 million (the "Maximum Recovery"), and, if it otherwise would exceed such amount, Parent, at its sole discretion, shall either (i) reduce the number of shares subject to the Stock Option, (ii) deliver to Company for cancellation shares of Company Common Stock (or other securities into which such Option Shares are converted or exchanged), (iii) pay cash to Company, (iv) reduce the amount of the Cancellation Price or (v) any combination of the foregoing, so that Parent's actually realized Total Recovery shall not exceed the Maximum Recovery after taking into account the foregoing actions. Notwithstanding any other provision of this Agreement, the Stock Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Recovery (as defined below) of more than the Maximum Recovery and, if exercise of the Stock Option would otherwise result in the Notional Total Recovery exceeding such amount, Parent, in its discretion, may take any of the actions specified in this Section 6.01(a) so that the Notional Total Recovery shall not exceed the Maximum Recovery; provided, that nothing in this sentence shall restrict any subsequent exercise of the Stock Option which at such time complies with this sentence.

       (b) For purposes of this Agreement, "Total Recovery" shall mean: (i) the aggregate amount (before taxes) of (A) the excess of (x) the net cash amounts or fair market value of any property received by Parent pursuant to a sale of Option Shares (or securities into which such shares are converted or exchanged), other than to a wholly- owned subsidiary of Parent, after payment of applicable brokerage or sales commissions and discounts, over (y) Parent's aggregate Purchase Price for such Option Shares (or other securities), plus (B) all amounts received by Parent upon the repurchase of the Stock Option by Company pursuant to Section 3.03 hereof, plus (C) all amounts theretofore received by Parent pursuant to Section 6.02 of the Merger Agreement, minus (ii) (A) all amounts of cash previously paid to Company pursuant to Section 6.01(a), plus (B) the value of the Option Shares (or other securities) previously delivered to Company for cancellation pursuant to Section 6.01(a), which value shall be deemed to be the aggregate Purchase Price paid for such Option Shares (or other securities). For purposes of this Agreement, "Notional Total Recovery" with respect to any number of shares as to which Parent may propose to exercise the Stock Option shall be the Total Recovery, determined as of the date of such proposed exercise assuming that the Stock Option were exercised on such date for such number of shares, and assuming that such shares, together with all other Option Shares held by Parent and its affiliates as of such date, were sold for cash at the closing market price for the Company Common Stock as of the close of business on the preceding trading day (less customary brokerage discounts and commissions). For purposes of this Section 6.01, transactions by a subsidiary transferee of Parent in respect of the Stock Option or Option Shares transferred to it shall be treated as if made by Parent.

       (c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Parent to receive, nor relieve Company's obligation to pay, any payment provided for in Section 6.02 of the Merger Agreement; provided, that if and to the extent the Total Recovery received by Parent would exceed the Maximum Recovery following receipt of such payment, Parent shall be obligated to comply with the terms of Section 6.01(a) on the date on which Parent has realized cash and/or property representing Total Recovery in excess of Maximum Recovery.

                                   ARTICLE VII
                                  MISCELLANEOUS

     SECTION 7.01 EXPENSES. Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     SECTION 7.02 FURTHER ASSURANCES. Company and Acquisition will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     SECTION 7.03 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 7.04 ENTIRE AGREEMENT. This Agreement, the Merger Agreement (together with the Exhibits, the Company Disclosure Schedule, the Parent Disclosure Schedule and the other executed documents delivered pursuant thereto) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the matters provided for herein, and supersedes all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     SECTION 7.05 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign all or any of its rights and obligations hereunder to any wholly-owned subsidiary of Parent, provided that no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 7.06 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 7.07 AMENDMENT; WAIVER. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Either Company or Parent may (i) extend the time for the performance of any obligation or other act of the other, (ii) waive any inaccuracy in the representations and warranties of the other contained herein or in any document delivered by the other pursuant hereto and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 7.08 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to, the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 7.09 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed on transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their addresses as specified in the Merger Agreement or sent by electronic transmission to the respective parties at their telecopier numbers as specified in the Merger Agreement.

     SECTION 7.10 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas regardless of the laws that might otherwise govern under applicable principles of conflicts of law.


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
     SECTION 7.11 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in anyway the meaning or interpretation of this Agreement.

     SECTION 7.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different, parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, Parent, Acquisition and Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                   AVNET, INC.

                                   By:  /s/ Raymond Sadowski
                                      ------------------------------------------
                                   Name:  Raymond Sadowski
                                   Title: Chief Financial Officer and
                                          Senior Vice President


                                   ALPHA ACQUISITION CORP.

                                   By:  /s/ Raymond Sadowski
                                      ------------------------------------------
                                   Name:  Raymond Sadowski
                                   Title: President


                                   KENT ELECTRONICS CORPORATION

                                   By:  /s/ Larry D. Olson
                                      ------------------------------------------
                                   Name:  Larry D. Olson
                                   Title: President and Chief Executive Officer